Exhibit 99.1

MariMed Receives Maryland State Approval for

Transfer of Ownership of Kind Therapeutics USA

NORWOOD, Mass., April 14, 2022 — MariMed Inc. (OTCQX: MRMD) (“MariMed” or the “Company”), a leading multi-state cannabis operator focused on improving lives every day, today announced that the Maryland Medical Cannabis Commission (MMCC) has approved the transfer of 100% of the ownership of Kind Therapeutics U.S.A., LLC (“Kind”), a leading vertically integrated cannabis business to MariMed Inc.

The approval was granted during the MMCC’s Full Commission Meeting on Wednesday, April 13, 2022. The parties will now move forward to complete the closing of the transactions previously announced. Upon closing, Kind will become a wholly owned subsidiary of MariMed and its financials will be consolidated with MariMed’s in the Company’s public filings.

Kind operates under its cannabis cultivation and production licenses in its Hagerstown, MD manufacturing plant. It is completing development of a dispensary in Anne Arundel County under its provisional dispensary license. Kind’s cannabis products, including MariMed brands, are distributed to the approximately 100 medical dispensaries in the Maryland medical cannabis program. Maryland’s medical cannabis program has more than 139,000 registered patients and, according to the MMCC, the state receives more than 200 applications for medical cannabis cards every day. Maryland’s medical cannabis program generated more than $500 million in sales in 2021. According to Cowen Research, with a population of 6.2 million, Maryland’s medical cannabis program boasts some of the highest rates of registered medical consumers, incidence usage and spending, on a per capita basis, among all legal medical cannabis programs in the United States. The state legislature recently approved a November 2022 ballot referendum for voters to approve an adult use cannabis program.

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company’s technicians are embedded in its top-selling and award-winning products and brands, including Betty’s Eddies, Nature’s Heritage, Bubby’s Baked, K Fusion, Kalm Fusion, and Vibations: High + Energy. For additional information, visit www.marimedinc.com.

Investor Relations Contact:

Steve West

Vice President, Investor Relations

Email: ir@marimedinc.com

Media Contact:

Trailblaze PR

Email: marimed@trailblaze.co

Company Contact:

Howard Schacter

Chief Communications Officer

Email: hschacter@marimedinc.com

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